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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form S-4 of Anchor Glass Container Corporation of our reports dated November 22, 2002 (for the predecessor company) and February 28, 2003 (for the reorganized company), except as to the last paragraph of Note 15, which is as of September 23, 2003, and the restatement described in Note 16 which is as of October 30, 2003 relating to the financial statements of Anchor Glass Container Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
November 3, 2003

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS